Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 33-60576, 33-89134, 333-91437, 333-39429, 333-04496, 333-69304, 333-126563, 333-137115) on Form S-8 and in the registration statements (Nos. 333-106048, 333-44453, 333-48964, 333-56512, 333-134584, 333-137606, 333-138655) on Form S-3 of Alteon Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated February 15, 2007, with respect to the consolidated balance sheets of Alteon Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in Amendment No. 2 to the December 31, 2006 Annual Report on Form 10-K of Alteon Inc.

/s/ J.H. Cohn LLP

Roseland, New Jersey

October 12, 2007